Exhibit 99.1

News Release
For Immediate Release
ALASKA PACIFIC BANCSHARES, INC. REPORTS
THIRD QUARTER RESULTS OF OPERATIONS FOR 2012

JUNEAU, Alaska, November 14, 2012 -- Alaska Pacific Bancshares, Inc. (OTCBB: AKPB) (“Company”), the parent company of Alaska Pacific Bank (“Bank”), today reported net income available to common shareholders for the third quarter ended September 30, 2012 of $45,000 or $0.06 per diluted common share, respectively as compared to $287,000 or $0.39 per diluted common share, respectively for the same period in 2011.

Net (loss) available to common shareholders for the nine months ended September 30, 2012, was $(78,000), or $(0.12) per diluted common share, compared to a net income of $474,000, or $0.65 per diluted common share for the comparable period in 2011.

“Performance for the third quarter was marginally positive, with a significant portion reflecting the adjustments to the Bank’s valuation of mortgage servicing rights as the primary contributor in reducing the quarter’s performance” stated Craig Dahl, President and CEO.  “We are seeing our loan demand, in commercial, construction and mortgage loans hitting our target levels that we had albeit later in the year than originally projected. While the quarter’s performance was less than expected, overall I am confident in the Bank’s progress and direction.”

The provision for loan losses was $60,000 for both the quarter ended September 30, 2012 and September 30, 2011.  The allowance for loan losses at September 30, 2012 was $1.9 million, representing 1.23% of total loans outstanding.  Total non-accrual loans were $5.6 million at September 30, 2012 compared with $5.8 million at June 30, 2012 and $1.8 million at September 30, 2011. The increase at September 30, 2012 compared to the prior year is due primarily to two commercial nonresidential loans totaling $2.5 million to the same borrower that were troubled debt restructurings deemed to be impaired and were placed on nonaccrual status due to a decline in the borrowers’ net worth and global cash flow.  In addition, the Bank’s real estate owned and repossessed assets were $390,000 at September 30, 2012 compared with $258,000 at June 30, 2012 and $1.4 million at September 30, 2011.  There was $49,000 in net loan charge offs for the quarter ended September 30, 2012 compared with $165,000 of net loan charge offs for the quarter ended June 30, 2012.  There were no loan charge offs for the quarter ended September 30, 2011.

Net interest income was $2.0 million for both the quarter ended September 30, 2012 and September 30, 2011.  Net interest margin on average interest-earning assets for the third quarter of 2012 was 5.03% compared with 5.05% for the third quarter of 2011.

Loans (excluding loans held for sale and before the allowance for loan losses) were $150.5 million at September 30, 2012, a decrease of $1.2 million, or 0.8% from $151.7 million at June 30, 2012, and an increase of $5.0 million, or 3.4% from $145.5 million at September 30, 2011.

Deposits at September 30, 2012 were $155.4 million, a $3.7 million, or 2.5% increase from $151.7 million at June 30, 2012, and a $3.5 million, or 2.3% increase from $151.9 million at September 30, 2011.

Gain on sale of loans increased $46,000 to $134,000 for the third quarter of 2012 from $88,000 for the third quarter of 2011 as a result of an increase in mortgage loans originated and sold.  Excluding mortgage banking income, noninterest income decreased $92,000, or 27.5%, to $242,000 for the third quarter of 2012 compared with $334,000 for the third quarter 2011.  The decrease is primarily in mortgage servicing income due to the fair value adjustment to mortgage servicing rights of $(85,000).

Noninterest expense for the third quarter of 2012 decreased $325,000, or 13.2%, to $2.1 million from $2.5 million for the quarter ended June 30, 2012 and increased $166,000, or 8.4%, from the quarter ended September 30, 2011.  The net decrease in expense in the third quarter of 2012 compared to the second quarter of 2012 is attributable to lower real estate owned and repossessed asset expense resulting from additional impairment and loss on sale of real estate owned of $171,000 recorded during the quarter ended June 30, 2012.

Forward-Looking Statements

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; deposit flows; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; adverse changes in the securities markets; results of examinations by our banking regulators including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses,  write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; the possibility that we will be unable to comply with the conditions imposed upon the holding company in the Cease and Desist Order entered into with the Office of Thrift Supervision that is now enforced by its successors the Federal Reserve; computer systems on which we depend could fail or experience a security breach, or the implementation of new technologies may not be successful; our ability to retain key members of our senior management team; legislative or regulatory changes such as the Dodd-Frank Wall Street Reform and Consumer Protection Act that adversely affect our business including changes in regulatory policies and principles, and the interpretation of regulatory capital or other rules as a result of Basel III; the time it may take to lease excess space in Company-owned buildings; future legislative changes in the United States Department of Treasury Troubled Asset Relief Program Capital Purchase Program; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  We undertake no responsibility to update or revise any forward-looking statements.

Contact:	Julie M. Pierce		Craig E. Dahl
	Senior Vice President and CFO	or	President and CEO
	907-790-5135		907-790-5101

Alaska Pacific Bancshares, Inc.
Financial Highlights (Unaudited)
Third Quarter 2012
(dollars in thousands, except per-share amounts)

	Three Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011
Condensed Statement of Income (Loss):
Interest income	$2,164	$2,076	$2,141
Interest expense	138	146	166
Net interest income	2,026	1,930	1,975
Provision for loan losses	60	90	60
Gain on sale of loans	134	87	88
Other noninterest income	242	307	334
Noninterest expense	2,139	2,464	1,973
Net income (loss) before income tax benefit	203	(230)	364
Provision (benefit) for income tax	80	(89)	-
Net income (loss)	123	(141)	364
Preferred stock dividend and discount accretion
Preferred stock dividend	60	60	60
Preferred stock discount accretion	18	19	17
Net income (loss) available to common shareholders	$45	$(220)	$287

Income (loss) per common share:
Basic	$0.07	$(0.34)	$0.44
Diluted	$0.06	$(0.34)	$0.39

Performance Ratios:
Return on average equity	2.40%	(2.74)%	7.21%
Return on average assets	0.28	(0.33)	0.90
Yield on average interest-earning assets	5.37	5.18	5.48
Cost of average interest-bearing liabilities	0.46	0.50	0.56
Interest rate spread	4.91	4.68	4.92
Net interest margin on:
Average interest-earning assets	5.03	4.82	5.05
Average total assets	4.56	4.56	4.90
Efficiency ratio (a)	94.31	110.15	85.45

Average balances:
Loans	$152,692	$151,946	$147,083
Interest-earning assets	161,206	160,326	156,390
Assets	177,793	169,390	161,365
Interest-bearing deposits	116,240	114,485	116,281
Total deposits	152,571	143,694	151,005
Interest-bearing liabilities	119,240	117,770	119,281
Shareholders' equity	20,516	20,574	20,190

Weighted average common shares outstanding:
Basic	654,486	654,486	654,486
Diluted	745,085	738,471	729,392

	September 30, 2012	June 30, 2012	September 30, 2011
Balance sheet data:
Total assets	$180,114	$177,417	$176,416
Loans, before allowance	150,454	151,743	145,477
Loans held for sale	473	985	614
Investment securities available for sale	4,968	5,709	5,900
Total deposits	155,381	151,651	151,921
Federal Home Loan Bank advances	3,000	3,000	3,000
Shareholders' equity	20,550	20,483	20,362

Shares outstanding (b)	654,486	654,486	654,486

Book value per share	$24.09	$23.99	$23.81

Asset quality:
Allowance for loan losses	$1,855	$1,844	$2,039
Allowance as a percent of loans	1.23%	1.22%	1.40%
Nonaccrual loans	$5,634	$5,753	$1,823
Total nonperforming assets	6,024	6,011	3,197
Impaired loans	10,921	11,216	12,346
Estimated specific reserves for impairment	473	473	668
Net charge offs for quarter	49	165	-
Net charge offs (recoveries) YTD	250	399	(143)
Real estate owned and repossessed assets	390	258	1,374

(a)	Noninterest expense, divided by the sum of net interest income and noninterest income, excluding gains on sale of loans or securities.

(b)	Excludes treasury stock.